EXHIBIT 99.1

For Immediate Release Contact:
Melissa Thompson Vice President, Corporate Communications (703) 387-3377	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) (703) 435-6293

Interstate Hotels & Resorts Reports First-Quarter Results

     ARLINGTON, Va., May 5, 2004—Interstate Hotels & Resorts (NYSE: IHR), the nation’s largest independent hotel management company, today reported results for the first quarter ended March 31, 2004.

First-Quarter Results

     For the 2004 first quarter, net loss was $(3.7) million, or $(0.12) per diluted share, compared to net income of $4.4 million, or $0.21 per diluted share, in the 2003 first quarter. In the 2004 first quarter, Adjusted EBITDA, excluding non-recurring items and special charges, was $3.3 million, up from $3.1 million in the 2003 first quarter. Net loss, excluding non-recurring items and special charges, was $(1.0) million, or $(0.03) per share, for the first-quarter reporting period, compared to $(2.7) million, or $(0.13) per share, for the same period in 2003. Interstate’s results were within its previously estimated range for Adjusted EBITDA and EPS, excluding non-recurring items and special charges for the 2004 first quarter.

     Total revenue for the 2004 first quarter was $237.4 million, compared to $257.4 million in the same period a year earlier. Total revenue, excluding other revenue from managed properties (reimbursable costs), was $43.2 million in the 2004 first quarter, compared to $44.9 million in 2003 first quarter. This decline of $1.7 million reflects fewer hotels in the company’s management portfolio due primarily to a series of events, including the sale of hotels since

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January 1, 2003 by MeriStar Hospitality Corporation; the acquisition of RFS Hotel Investors, Inc. by CNL Hospitality; and the termination of management contracts with Winston Hotels, Inc. Termination fees in the first quarter of 2004 related to the loss of contracts totaled $1.1 million.

     Same-store revenue per available room (RevPAR) for all managed hotels not currently held for sale by the owner or undergoing extensive renovations improved 7.2 percent to $69.41 from the prior year’s first quarter. Occupancy rose 4.6 percent to 66.3 percent, and average daily rate (ADR) increased 2.4 percent to $104.73.

     Same-store RevPAR for all full-service managed hotels improved 5.2 percent to $72.47 from the prior year’s first quarter. Occupancy rose 2.8 percent to 65.5 percent, and ADR increased 2.3 percent to $110.62.

     Same-store RevPAR for all select-service managed hotels improved 4.0 percent to $51.10, with occupancy increasing 2.6 percent to 63.8 percent and ADR rising 1.4 percent to $80.09.

     “We saw strengthening fundamentals across our entire portfolio, a trend that is continuing as the economy and the hotel industry continue to recover,” said Steve Jorns, chief executive officer. “Leisure travel remains at solid levels, and we are seeing some improvement in business travel. We continue to gain confidence that a sustainable recovery is underway.”

     During the 2004 first quarter, Interstate assumed management of the Ontario (Calif.) Airport Hilton. “We have an active pipeline of opportunities to add new management contracts due to an increasing number of hotels changing hands, which is when most owners change management companies,” Jorns said. “Our operating and marketing systems, along with the

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depth of our support systems and purchasing power as well as other economies of scale continue to give us a competitive advantage over smaller hotel management companies.”

     The statement of operations for the 2004 first quarter includes the following non-recurring items and special charges:

•	$3.3 million of intangible assets written off related to the termination of 11 management contracts with MeriStar Hospitality Corporation as a result of the sale of those properties;

•	$1.1 million of impairment charges taken during the quarter on two equity investments; and

•	$0.2 million of other asset write-offs and restructuring charges.

     Adjusted EBITDA and net income, excluding non-recurring items and special charges, are non-GAAP financial measures within the meaning of the Securities and Exchange Commission (SEC) regulations. See the discussion below in the “Non-GAAP Financial Measures” section of this press release. Reconciliations of Adjusted EBITDA and net income and Adjusted EBITDA and net income, excluding non-recurring items and special charges, are provided in the tables of this press release.

BridgeStreet

     Interstate’s BridgeStreet Corporate Housing Worldwide subsidiary made substantial improvements in the 2004 first quarter, compared to the same period a year earlier, as a result of restructuring several markets in the 2003 fourth and 2004 first quarters. In addition, the corporate housing market is showing signs of improvement, especially when compared to the first quarter of 2003 when SARS- and war-related concerns substantially dampened demand.

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     “We are beginning to see expected improvements in U.S. markets, especially Chicago, Washington, D.C. and New York, where our unit count has increased by an aggregate 122 units from last quarter,” said Jorns. “Our London market is also seeing faster improvement than anticipated.”

     Jorns noted that inventory control is a key to profitability in the corporate housing market. “We will continue to respond quickly to changes in individual markets as conditions warrant,” he said.

Proprietary Investment Fund

     The company currently is moving forward on the formation of a proprietary investment fund to acquire hotels. “Our goal will be to acquire approximately $500 million to $600 million of hotels over the next 18 to 24 months,” Jorns noted. “We believe this strategy will better balance our business model and allow us to participate in the recovery of the hotel sector through ownership.”

Senior Management Team Enhanced

     During the 2004 first quarter, Interstate strengthened its management team with the addition of J. William Richardson as chief financial officer and Kenneth E. Barr as chief accounting officer. “Our financial management team is now up to full strength, which will allow us to take greater advantage of the opportunities available to us as the economy rebounds,” said Jorns.

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Capital Structure

     The company continues to move forward on its plan to refinance its bank facility, which is expected to be completed by the end of the 2004 second quarter. The new facility is expected to reduce the company’s average cost of debt and provide Interstate with the capacity and flexibility to acquire hotels through joint ventures.

Key Financial Information

     On March 31, 2004, Interstate had:

•	Total cash of $5.3 million

•	Total debt of $90.4 million, consisting of $46.7 million of senior debt, $40.0 million of subordinated debt and a $3.7 million non-recourse promissory note

•	Average cost of debt of 7.34 percent

Outlook and Guidance

     “We were encouraged by positive growth in both occupancy and ADR in the first quarter, which is continuing into the second quarter,” Jorns said. “Preliminary results for April 2004 indicate RevPAR improvement of 8.5 percent over the same month last year. As the hotel industry recovery gains momentum, we will realize higher base and incentive fees.”

     Expected non-recurring charges and special items of $3.2 million of intangible assets to be written off related to the sale of eight properties owned by MeriStar Hospitality Corporation and potential restructuring charges related to BridgeStreet Corporate Housing, will contribute to Interstate’s expected net loss in the range of $(1.9) million to $(1.3) million, or $(0.06) to $(0.04) per share, in the 2004 second quarter. Forecasted net income for the 2004 second quarter, excluding anticipated non-recurring items and special charges, is between $0.0 million and $0.6

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million, or $0.00 to $0.02 per share. The company’s Adjusted EBITDA estimate for the 2004 second quarter, excluding anticipated non-recurring items and special charges, is in the range of $4.9 million to $5.9 million.

     For 2004, Interstate expects net income in the range of $1.1 million to $3.5 million, or $0.03 to $0.11 per share. Interstate continues to expect net income, excluding non-recurring items and special charges, in the range of $5.9 million and $8.3 million, or $0.19 to $0.27; and Adjusted EBITDA, excluding anticipated non-recurring items and special charges, of $27.0 million to $31.0 million.

     Interstate will hold a conference call to discuss its first-quarter results today, May 5, at 10 a.m. Eastern time. Interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then First-Quarter Conference Call. Interested parties also may listen to an archived webcast of the conference call on the Web site, or via telephone until midnight on Tuesday May 11, 2004, by dialing (800) 405-2236, reference number 575325. A replay of the conference call will be posted on Interstate Hotels & Resorts’ Web site through Friday, June 4, 2004.

     Interstate Hotels & Resorts operates approximately 275 hospitality properties with more than 62,000 rooms in 40 states, the District of Columbia, Canada, Russia and Portugal. BridgeStreet Corporate Housing Worldwide, an Interstate Hotels & Resorts’ subsidiary, is one of the world’s largest corporate housing providers, offering upscale, fully furnished corporate housing throughout the United States, Canada, the United Kingdom, France and 39 additional

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countries through its network partners. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.

Non-GAAP Financial Measures

     Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules, that we believe are useful to investors. They are as follows: (i) Adjusted EBITDA and (ii) Adjusted EBITDA and net income, excluding non-recurring items and special charges. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.

Adjusted EBITDA

     A significant portion of our non-current assets consists of intangible assets. Of those intangible assets, our management contracts are amortized over their remaining terms. Because depreciation and amortization are non-cash items, management and many industry investors believe the presentation of Adjusted EBITDA is more useful. Adjusted EBITDA represents consolidated earnings before interest expense, income taxes, depreciation and amortization, equity in earnings of affiliates and minority interests. We believe Adjusted EBITDA provides useful information to investors regarding our financial condition and results of operations because Adjusted EBITDA is useful for evaluating our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management also uses Adjusted EBITDA as one measure in determining the value of acquisitions and dispositions. We

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also believe that the rating agencies and a number of lenders use Adjusted EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use Adjusted EBITDA as a measure. Therefore, disclosing Adjusted EBITDA may be useful to our investors and lenders.

Adjusted EBITDA and net income, excluding non-recurring items and special charges

     We define Adjusted EBITDA, excluding non-recurring items and special charges, as Adjusted EBITDA excluding the effects of certain charges, transactions and expenses incurred in connection with events management believes are not reasonably likely to recur or have a continuing effect on our ongoing operations. Non-recurring items and special charges include merger and integration costs, restructuring expenses, severance payments, gain on refinancing, intangible asset write-offs and other impairment charges. Similarly, we define net income (loss), excluding non-recurring items and special charges, as net income (loss) without the effects of those same charges, transactions and expenses. We believe that Adjusted EBITDA and net income (loss), excluding non-recurring items and special charges, are useful performance measures because including these non-recurring items and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include non-recurring items and special charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA and net income (loss), excluding non-recurring items and special charges, because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.

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     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the impact of the events of September 11, 2001, the aftermath of the war with Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2003.

Interstate Hotels & Resorts, Inc.
Historical Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ending March 31,
	2004	2003
Revenue:
Lodging revenue	$723	$836
Management fees	13,678	14,368
Corporate housing	25,590	25,819
Other revenue	3,252	3,881

	43,243	44,904
Other revenue from managed properties	194,150	212,497

Total revenue	237,393	257,401
Operating expenses by department:
Lodging expenses	464	620
Corporate housing	21,635	22,122
Undistributed operating expenses:
Administrative and general	17,815	19,038
Depreciation and amortization	2,424	4,682
Merger and integration costs	—	1,865
Restructuring charges	127	—
Intangible asset write-offs and other impairments	4,493	—

	46,958	48,327
Other expenses from managed properties	194,150	212,497

Total operating expenses	241,108	260,824

Net operating loss	(3,715)	(3,423)
Interest expense, net	1,747	2,309
Equity in losses of affiliates	776	348
Gain on refinancing	—	(13,629)

Income (loss) before minority interests and income taxes	(6,238)	7,549
Income tax expense (benefit)	(2,448)	2,952
Minority interests expense (benefit)	(46)	168

Net income (loss)	$(3,744)	$4,429

Basic earnings (loss) per share	$(0.12)	$0.22

Diluted earnings (loss) per share	$(0.12)	$0.21

Reconciliations of Non-GAAP financial measures
Net income (loss)	$(3,744)	$4,429
Depreciation and amortization	2,424	4,682
Interest expense, net	1,747	2,309
Equity in losses of affiliates	776	348
Gain on refinancing	—	(13,629)
Income tax expense (benefit)	(2,448)	2,952
Minority interests expense (benefit)	(46)	168

Adjusted EBITDA (2)	(1,291)	1,259
Merger and integration costs	—	1,865
Restructuring charges	127	—
Intangible asset write-offs and other impairments	4,493	—

Adjusted EBITDA, excluding non-recurring items and special charges (2)	$3,329	$3,124

Net income (loss)	$(3,744)	$4,429
Adjustments to net income (loss), net of income taxes:
Merger and integration costs	—	1,119
Restructuring charges	76	—
Intangible asset write-offs and other impairments	2,696	—
Gain on refinancing	—	(8,177)
Minority interest	(12)	(94)

Net loss, excluding non-recurring items and special charges (2)	$(984)	$(2,723)

Basic loss per share, excluding non-recurring items and special charges	$(0.03)	$(0.13)

Diluted loss per share, excluding non-recurring items and special charges	$(0.03)	$(0.13)

Weighted average shares outstanding (in thousands):
Basic	30,070	20,577
Diluted (1)	30,070	20,846

Same-store hotel operating statistics:
Full-service hotels:
Occupancy	65.5%	63.7%
ADR	$110.62	$108.16
RevPAR	$72.47	$68.86
Select-service hotels:
Occupancy	63.8%	62.2%
ADR	$80.09	$78.96
RevPAR	$51.10	$49.15

Outlook Reconciliation (3)

	Forecast
	Three months	Year ending
	ending	December 31,
	June 30, 2004	2004
Net income (loss)	$(1,600)	$2,300
Depreciation and amortization	2,400	9,600
Interest expense, net	1,900	5,850
Equity in losses of affiliates	550	1,950
Minority interests expense (benefit)	—
Income tax expense (benefit)	(1,050)	1,500

Adjusted EBITDA (2)	2,200	21,200
Restructuring charges	500	600
Intangible asset write-offs and other impairments	2,700	7,200

Adjusted EBITDA, excluding non-recurring items and special charges (2)	$5,400	$29,000

Net income (loss)	$(1,600)	$2,300
Adjustments to net income (loss), net of income taxes:
Restructuring charges	300	360
Intangible asset write-offs and other impairments	1,620	4,320
Minority Interest	(20)	(80)

Net income, excluding non-recurring items and special charges (2)	$300	$6,900

Income per share, excluding non-recurring items and special charges	$0.01	$0.23

(1)	Diluted share count will only differ from basic share count when there is income for the period presented, to prevent anti-dilution of earnings per share.

(2)	See discussion of Adjusted EBITDA and net income and Adjusted EBITDA and net income, excluding non-recurring items and special charges located in the in the “Non-GAAP Financial Measures section, described earlier in this press release.

(3)	Our outlook reconciliation uses the mid-point of our estimates of Adjusted EBITDA, excluding non-recurring items and and special charges